UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 18, 2005
Cardinal Health, Inc.
(Exact Name of Registrant as Specified in its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

1-11373 (Commission File Number)	31-0958666 (IRS Employer Identification Number)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000
(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 18, 2005, Cardinal Health, Inc., (the “Company”), certain subsidiaries of the Company, certain lenders, Wachovia Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as Syndication Agents, Bank of America, N.A. and Deutsche Bank Securities Inc., as Documentation Agents, and Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as Lead Arrangers and Book Managers, entered into an unsecured Five-Year Credit Agreement (the “Credit Agreement”). Pursuant to the Credit Agreement, the lenders party to the agreement will provide the Company with revolving credit in an amount not to exceed $1,000,000,000. The Company will use this revolving credit facility for general corporate purposes. The revolving credit facility replaces the Company’s two existing $750,000,000 revolving credit facilities as described in Item 1.02 of this report. The term of the revolving credit facility is five years from the date of the Credit Agreement. In the Credit Agreement, the Company has agreed to customary covenants for agreements of this type, including that the Company maintain a minimum net worth of $5,000,000,000.
     The Credit Agreement contains standard events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the revolving credit facility, including (i) payment defaults by the Company on other indebtedness exceeding in amount 2% of the consolidated tangible net worth of the Company and its subsidiaries, and (ii) failures by the Company to pay unstayed judgments or court orders in an aggregate amount in excess of 2% of the consolidated tangible net worth of the Company and its subsidiaries.
     The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by references to the Credit Agreement, which is filed as an exhibit hereto and is incorporated herein by reference.
     JPMorgan Chase Bank, N.A. or its affiliate serves as trustee under certain of the Company’s indentures, participates as a purchaser and agent under the Company’s committed receivables sales facility and participates as a dealer and issuing and paying agent under the Company’s commercial paper program. A lender under the revolving credit facility, The Bank of Nova Scotia, participates as a purchaser and managing agent under the Company’s committed receivables sales facility.
Item 1.02 Termination of a Material Definitive Agreement
     On November 18, 2005, the Company terminated its Five-Year Credit Agreement, dated as of March 27, 2003, between the Company, certain subsidiaries of the Company, certain lenders, Bank One, NA, as Administrative Agent, Bank of America N.A., as Syndication Agent, Wachovia Bank, National Association, as Syndication Agent, Barclays Bank PLC, as Documentation Agent, Credit Suisse First Boston, as Documentation Agent, Deutsche Bank Securities, Inc., as Documentation Agent, and Banc One Capital Markets, Inc., as Lead Arranger and Book Manager, as amended. This facility provided $750,000,000 of revolving credit to the Company.
     On November 18, 2005, the Company also terminated its Five-Year Credit Agreement, dated as of March 23, 2004, between the Company, certain subsidiaries of the Company, certain lenders, Wachovia Bank, National Association, as Administrative Agent, Bank One, NA, as Syndication Agent, Bank of America N.A., as Syndication Agent, Barclays Bank PLC, as Documentation Agent, Deutsche Bank Securities, Inc., as Documentation Agent, Wachovia Capital Markets, LLC, as Lead Arranger and Book Manager, and Banc One Capital Markets, Inc., as Lead Arranger and Book Manager. This facility also provided $750,000,000 of revolving credit to the Company.
     The Credit Agreement described under Item 1.01 above replaced the terminated Five-Year Credit Agreements. There were no penalties incurred by the Company as a result of the terminations.
     Bank One Corporation’s successor by merger, JPMorgan Chase Bank, N.A., or its affiliate serves as trustee under certain of the Company’s indentures, participates as a purchaser and agent under the

Company’s committed receivables sales facility and participates as a dealer and issuing and paying agent under the Company’s commercial paper program. A lender under the first revolving credit facility discussed under this item, The Bank of Nova Scotia, participates as a purchaser and managing agent under the Company’s committed receivables sales facility.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information required by Item 2.03 of Form 8-K is set forth in Item 1.01 “Entry into a Material Definitive Agreement” above, the contents of which are incorporated by reference herein.
Item 7.01 Regulation FD Disclosure
Share Repurchase Program
     As previously reported on June 27, 2005, the Company’s board of directors approved a $1.0 billion share repurchase program. Today, the Company announced that it has entered into a plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, for the purchase of up to $750 million of its Common Shares.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

10.01	Five-Year Credit Agreement, dated November 18, 2005, between the Company, certain subsidiaries of the Company, certain lenders, Wachovia Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as Syndication Agents, Bank of America, N.A. and Deutsche Bank Securities Inc., as Documentation Agents, and Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as Lead Arrangers and Book Managers.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc. (Registrant)
Date: November 22, 2005	By:	/s/ Jeffrey W. Henderson
		Name:	Jeffrey W. Henderson
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.01	Five-Year Credit Agreement, dated November 18, 2005, between the Company, certain subsidiaries of the Company, certain lenders, Wachovia Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as Syndication Agents, Bank of America, N.A. and Deutsche Bank Securities Inc., as Documentation Agents, and Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as Lead Arrangers and Book Managers.